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                                                                    Exhibit 99.4
Neuberger Berman Inc.                                    [NEUBERGER BERMAN LOGO]
605 Third Avenue
New York, NY 10158-3698
Tel 212.476.9000

                             FOR IMMEDIATE RELEASE
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Contact:

Robert Matza                                      Margaret Towers
Executive Vice President                          TowersGroup
Chief Operating Officer                           (212) 354-5020
Neuberger Berman
(212) 476-9808


                     NEUBERGER BERMAN AUTHORIZES AN INCREASE
                      TO ITS EXISTING STOCK REPURCHASE PLAN

NEW YORK, April 23, 2002 ... Neuberger Berman Inc. (NYSE: NEU) today announced that its Board of Directors has authorized the repurchase of up to an additional $75.0 million of the Company's common stock. The Company said that purchases may be made periodically in the open market and in negotiated transactions, subject to market conditions.

"This repurchase program reflects our continued confidence in Neuberger Berman's prospects for long-term growth and profitability and in our ability to build shareholder value over time," said Jeffrey B. Lane, President and Chief Executive Officer of Neuberger Berman. Mr. Lane also stated that the acquired shares may be used for corporate purposes, including shares issued to employees under the Company's employee stock purchase plans.

During the first quarter, the Company repurchased approximately 418,000 shares of its common stock for $18.2 million, bringing the number of shares repurchased since the program's inception to 5.9 million at a cost of $220.1 million. As of March 31, an authorization for $29.9 million remained outstanding, and with the $75 million increase that the Board of Directors has approved, there is a total of $104.9 million currently available. Common shares outstanding at quarter end were 70.4 million, down from 73.4 million at the end of the period in 2001.

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Neuberger Berman Inc. through its subsidiaries is an investment advisory company with $61.9 billion in assets under management, as of March 31, 2002. For 63 years, the firm has provided clients with a broad range of investment products, services and strategies. The Company engages in private asset management, wealth management services, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at www.nb.com.

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Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.